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EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE


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                                                         FISCAL YEAR ENDED DECEMBER 31,
                                                2000          1999          1998         1997
                                             ----------    ----------    ----------    ---------
BASIC & FULLY DILUTED
         Net income (loss)                   $  504,000    $  475,000    $ (113,000)   $ (602,000)

         Average shares outstanding           1,488,764     1,309,966     1,265,000     1,051,329

         Net income (loss) per share:
            Basic                            $     0.34    $     0.36    $    (0.09)   $    (0.57)
            Diluted                          $     0.34    $     0.36    $    (0.09)   $    (0.57)


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